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                                                                    EXHIBIT 12.1

                      WALDEN RESIDENTIAL PROPERTIES, INC.
                COMPUTATION OF NET RATIO OF EARNINGS TO COMBINED
                   FIXED CHARGES AND PREFERRED DISTRIBUTIONS
                             (Dollars in Thousands)


                                                                    Three Months Ended    Six Months Ended
                                                                          June 30,            June 30,
                                                                     -----------------   -----------------
                                                                      1997      1996       1997      1996
                                                                     -------   -------   -------   -------
Income before extraordinary item and income allocated to
  minority interests ..........................................      $ 5,685   $ 5,117   $12,420   $ 8,637
Add:
     Interest on indebtedness .................................        5,244     4,765    10,121     9,687
     Amortization .............................................          200       219       411       394
                                                                     -------   -------   -------   -------
          Earnings ............................................      $11,129   $10,101   $22,952   $18,718
                                                                     =======   =======   =======   =======

Fixed charges and preferred distributions:
     Interest on indebtedness .................................      $ 5,244   $ 4,765   $10,121   $ 9,687
     Amortization .............................................          200       219       411       394
                                                                     -------   -------   -------   -------
          Fixed Charges .......................................        5,444     4,984    10,532    10,081
     Add:
          Preferred distributions(1) ..........................        3,702       813     7,419     1,284
                                                                     -------   -------   -------   -------
             Combined fixed charges and
               preferred distributions ........................      $ 9,146   $ 5,797   $17,951   $11,365
                                                                     =======   =======   =======   =======

Ratio of earnings to fixed charges ............................        2.04x     2.03x     2.18x     1.86x

Ratio of earnings to fixed charges and
  preferred distributions .....................................        1.22x     1.74x     1.28x     1.65x

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(1)  Includes dividends on preferred stock and minority interest securities.